Exhibit 99.1

FOR IMMEDIATE RELEASE:

For additional information contact:

Stuart Davis

Corporate EVP, Strategy and Communications

(703) 218-8269

stuart.davis@mantech.com

ManTech to Acquire Sensor Technologies Inc.

Prime Contractor on Strategic Services Sourcing (S3) Program for U.S. Army

FAIRFAX, Virginia, December 21, 2009 — ManTech International Corporation (Nasdaq:MANT) announced today that it has signed a definitive agreement to acquire Sensor Technologies Inc. (STI) for $242 million in cash. STI is a leading provider of mission-critical systems engineering and Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) services and solutions to the Department of Defense. STI’s largest customer is the U.S Army through several contracts, including its prime position on the S3 Indefinite Delivery/Indefinite Quantity contract, on which it has received more than $2.5 billion in task orders to date. The transaction is expected to be accretive to ManTech’s earnings per share in 2010.

Headquartered in Red Bank, NJ and founded in 1991, STI is a privately-held company with specialized services supporting program management offices across the U.S. Army in the areas of biometrics, human terrain systems, communications, and ISR. STI generates solid operating margins and expects to produce approximately $340 million in revenue in 2009 and $450 million in revenue in 2010.

“This acquisition is consistent with our long-term strategy to broaden our footprint in the high-end defense and intelligence market,” said George J. Pedersen, Chairman of the Board and Chief Executive Officer (CEO), ManTech International Corporation. “STI is an outstanding company with a proven track record of strong growth, profitability and excellence in supporting their customers. With the defense appropriation bill on track and a clear mission and strategy for Afghanistan, this acquisition allows us to provide more direct support to the U.S. Army as it continues its overseas operations and prepares for the next generation of national security.”

Michael Gualario, STI President & CEO, stated, “Our unique capabilities and focus on leading-edge innovation creates great synergy with ManTech’s expertise. Joining with ManTech provides expanded professional development opportunities for both STI and ManTech employees and will allow both companies to provide our customers with more robust and comprehensive solutions. Additionally, we are delighted to join ManTech because they share our high ethical standards, our track record of superior performance and our devotion to supporting the customer’s mission – no matter how complex or challenging.”

“The U.S. Army Communications-Electronics Command (CECOM) plays an important role in today’s military, and we are excited by the opportunity to offer them the combined capability of ManTech and STI,” said Lawrence B. Prior, III, ManTech President and Chief Operating Officer. “Together, we will support the ISR surge in theater and provide the quick response capabilities that the Army demands going forward. As CECOM transitions from Fort Monmouth to Aberdeen as part of the Base Realignment and Closure process, support from trusted providers like ManTech and STI will be essential.”

The acquisition is subject to various closing conditions and approvals, including approval under the Hart-Scott-Rodino Act, and is expected to be completed early in 2010. The parties will enter into a 338(h)(10) election for tax purposes. ManTech currently has no debt and will fund the acquisition from cash on hand and borrowings under its senior revolving credit facility.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia with approximately 8,000 professionals, ManTech International Corporation is a leading provider of innovative technologies and solutions for mission-critical national security programs for the Intelligence Community; the departments of Defense, State, Homeland Security and Justice; and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, software development services, enterprise architecture, cyber security, information assurance, intelligence operations and analysis support, network and critical infrastructure protection, information operations and information warfare support, information technology, communications integration, global logistics and supply chain management, and service oriented architectures. The company operates in the United States and 40 countries. In 2008, BusinessWeek magazine chose ManTech for its ‘InfoTech 100’ listing representing the best performing tech companies in the world; Forbes.com named ManTech as one of the 400 Best Big Companies in the nation; and A-Space, a Web 2.0 enhanced collaboration tool that ManTech developed for the Intelligence Community was named one of the Top 50 Inventions of the Year by Time magazine. Also in 2008, GI Jobs magazine named ManTech a Top Ten Military Friendly Employer for the third year in a row. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information:

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts, win new contracts, or win recompetes; adverse results of U.S. government audits of our government contracts; risks associated with complex U.S. government procurement laws and regulations; adverse effect of contract consolidations; risk of contract performance or termination; failure to obtain option awards, task orders or funding under contracts; adverse changes in our mix of contract types; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute or effectively integrate future acquisitions; risks of financing, such as increases in interest rates and restrictions imposed by our credit agreement; risks related to an inability to obtain new or additional financing; and competition. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.